Exhibit 99.1

Invivyd Appoints Ajay Royan, Founder of Mithril Capital, to its Board of Directors

WALTHAM, Mass., March 26, 2025 (GLOBE NEWSWIRE) -- Invivyd, Inc. (Nasdaq: IVVD) is pleased to announce the appointment of Ajay Royan to its Board of Directors. Mr. Royan is a venture capitalist focused on transformational companies that have solved critical problems in healthcare, technology, and energy. Mr. Royan’s investment firm, Mithril, is a significant long-term holder of Invivyd stock, and Mr. Royan led the 2022 shareholder action that focused Invivyd on its mission to deliver protection from serious viral infectious diseases, starting with COVID-19.

“We are delighted by Ajay’s return to the Board of Invivyd as the company prepares to take the next step forward in scaling the medical benefit from its core technologies. Invivyd has rapidly re-established the field of monoclonal antibody prevention of COVID-19 and intends to advance into more scalable, higher value medicines that can protect Americans from COVID-19 and other diseases. Invivyd will benefit substantially from Ajay’s acumen as we move forward,” commented Marc Elia, Chairman of Invivyd’s Board of Directors.

“Invivyd is an important company for the future of American medicine. The monoclonal antibody technology platform unique to Invivyd transcends the limits of vaccination to provide high-quality, best-in-class medicines for vulnerable populations,” said Ajay Royan. Mr. Royan added, “Endemic diseases affecting our country’s most vulnerable need to be attacked with the same alacrity, decisiveness, collaborative creativity, and rapid impact that characterized President Trump’s Operation Warp Speed. This is the clarity and urgency with which I and Invivyd look forward to working with critical partners, both in industry and the new administration, to rapidly deliver innovative monoclonal antibody therapies to patients who need them most – people living with cancer, those who have had an organ transplant, those with an immunodeficiency, and individuals on immunosuppressive therapies. COVID-19 continues to kill and disable vast numbers of vulnerable Americans, especially in these communities, for whom the limitations of vaccines and the burdens of long COVID are all too real. And yet they have received neither their due voice in the media mainstream nor the urgent relief they deserve. We can—and therefore must—address their growing, unmet medical need with a holistic approach backed by proven American technology.”

About Invivyd

Invivyd, Inc. (Nasdaq: IVVD) is a biopharmaceutical company devoted to delivering protection from serious viral infectious diseases, beginning with SARS-CoV-2. Invivyd deploys a proprietary integrated technology platform unique in the industry designed to assess, monitor, develop, and adapt to create best in class antibodies. In March 2024, Invivyd received emergency use authorization (EUA) from the U.S. FDA for a monoclonal antibody (mAb) in its pipeline of innovative antibody candidates. Visit https://invivyd.com/ to learn more.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “could,” “expects,” “estimates,” “intends,” “potential,” “predicts,” “projects,” and “future” or similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements include statements concerning, among other things, expectations related to the company’s future prospects, including the company’s efforts to scale medical benefit from its core technologies and advance into more scalable, higher value medicines that can protect Americans from COVID-19 and other diseases; the company’s research and development efforts; the role of Invivyd in the future of American medicine; the future of the COVID-19 landscape and the potential impact of COVID-19 on certain populations; the expectation that Invivyd’s mAb technology platform transcends the limits of vaccination to provide high-quality, best-in-class medicines for vulnerable populations; the expectation to work with critical partners, both in industry and the new administration, to rapidly deliver innovative mAb therapies to patients who need them the most; the company’s competitive position in the market; the anticipated contributions of the company’s directors; the company’s devotion to delivering protection from serious viral infectious diseases, beginning with SARS-CoV-2; and other statements that are not historical fact. The company may not actually achieve the plans, intentions or expectations disclosed in the company’s forward-looking statements and you should not place undue reliance on the company’s forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the company’s actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation: the timing, progress and results of the company’s discovery, preclinical and clinical development activities; the risk that results of nonclinical studies or clinical trials may not be predictive of future results, and interim data are subject to further analysis; unexpected safety or efficacy data observed during preclinical studies or clinical trials; whether the company’s product candidates are able to demonstrate and sustain neutralizing activity against major SARS-CoV-2 variants, particularly in the face of viral evolution; uncertainties related to the regulatory authorization or approval process, and available development and regulatory pathways; changes in the regulatory environment; how long the EUA granted by the U.S. FDA for a mAb in the company’s pipeline will remain in effect and whether the EUA is revised or revoked by the U.S. FDA; the ability to maintain a continued acceptable safety, tolerability and efficacy profile of any product candidate following regulatory authorization or approval; whether the company’s mAb technology platform is able to produce mAbs with broad and durable viral protection along with improved drug properties; whether the company is able to scale medical benefit from its core technologies; changes in expected or existing competition; the company’s reliance on third parties; the complexities of manufacturing mAb therapies; macroeconomic and political uncertainties; the outcome of the company’s efforts to work with critical partners; the company’s ability to continue as a going concern; and whether the company has adequate funding to meet future operating expenses and capital expenditure requirements. Other factors that may cause the company’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission (SEC), and in the company’s other filings with the SEC, and in its future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and Invivyd undertakes no duty to update such information whether as a result of new information, future events or otherwise, except as required under applicable law.

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Contacts:

Media Relations
(781) 208-1747
media@invivyd.com

Investor Relations
(781) 208-1747
investors@invivyd.com